Exhibit 10.1

Put Option Agreement

by and between

AmerenEnergy Resources Generating Company

And

Ameren Energy Generating Company

Dated as of March 28, 2012

Put Option Agreement

This Put Option Agreement (this “Agreement”) is entered into as of March 28, 2012 (“Effective Date”), by and between AmerenEnergy Resources Generating Company, an Illinois corporation (“Grantor” or “Buyer”) and Ameren Energy Generating Company, an Illinois corporation (“Grantee” or “Seller”).

This Agreement contemplates a transaction in which Grantee shall have an irrevocable right but not an obligation to sell, and upon exercise of a put option within the Put Option Period Grantor shall have the obligation to purchase, the Put Option Assets at the Put Option Exercise Price subject to such other terms and conditions set forth herein. The parties expressly agree that this transaction shall include only the Put Option Assets of Grantee specifically set forth in this Agreement. As such, Grantor shall not have any rights or obligations to purchase any other assets of Grantee not specifically listed in this agreement.

WITNESSETH:

WHEREAS, Grantee desires an irrevocable right to sell the Put Option Assets to Grantor at a future date subject to the terms and conditions of this Agreement; and

WHEREAS, for the consideration provided for herein, Grantor is agreeable to granting to Grantee a Put Option right to sell the Put Option Assets to Grantor; and

WHEREAS, if Grantee exercises its Put Option right within the Put Option Period, Grantor shall purchase the Put Option Assets in accordance with the terms and conditions of the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

Section	1 DEFINITIONS

Unless the context requires otherwise, capitalized terms used in this Agreement shall have the meanings specified in this Section 1.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlled by, Controlling or under common Control with, such Person.

“Agreement” means this Put Option Agreement by and between AmerenEnergy Resources Generating Company and Ameren Energy Generating Company, dated March28, 2012, and all exhibits hereto.

“APA Closing” shall have the meaning provided for in Section 3(h).

“Asset Purchase Agreement” means the form of Asset Purchase Agreement set forth herein as Exhibit A.

“Assumed Liabilities” means those liabilities to be assumed by the Buyer on and after the closing of the Asset Purchase Agreement as set forth in Section 2.3 of the Asset Purchase Agreement.

“Business Day” means any working day in Illinois other than a Saturday, Sunday or a day on which the banks located in Illinois generally are authorized or required by applicable law to close.

“Buyer” means AmerenEnergy Resources Generating Company, and its successors and assigns.

“Buyer Additional Consents” shall have the meaning prescribed to such term in Section 7(a)(vi) herein.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Effective Date” means the date on which this Agreement was executed by the parties as set forth in the preamble hereto.

“Encumbrance” means any mortgage, deed of trust, claim, charge, easement, encumbrance, lease, covenant, security interest, lien (statutory or otherwise), option, pledge, charge, condition, covenant, easement and any right of first refusal or first offer or other rights of others or restrictions (whether on voting, sale, transfer disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, or other encumbrance or title defect of any kind.

“Exercise Date” means the date of the Exercise Notice.

“Exercise Notice” means the written notice Seller provides to Buyer indicating that Seller is exercising its Put Option right pursuant to the terms and conditions of this Agreement.

“Good Utility Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a range of acceptable practices, methods, or acts generally accepted in the region.

“Governmental Authority” means any federal, state, county, municipal or local government or regulatory or supervisory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing) having jurisdiction over the matter or Person in question.

“Governmental Filing” means any filings, reports, registrations, notices, applications, certifications or other submissions to or with any Governmental Authority.

“Governmental Rule” means, with respect to any Person, any applicable law, statute, treaty, rule, regulation, permit conditions, ordinance, order, code, judgment, decree, injunction or writ issued by any Governmental Authority.

“Grantee” means Ameren Energy Generating Company, and its successors and assigns.

“Grantor” means AmerenEnergy Resources Generating Company, and its successors and assigns.

“Inventories” shall have the meaning provided for in the Asset Purchase Agreement.

“Material Adverse Effect” means any fact, event, change or effect that is (or would reasonably be expected to be) materially adverse to the Put Option Assets taken as a whole, or the ability of Seller to consummate the transactions contemplated by this Agreement in a timely manner, except any material adverse effect (a) cured, including by payment of money or credit to the Put Option Exercise Price, before or on the APA Closing, or (b) resulting from an Excluded Matter. For purposes of this definition, “Excluded Matter” means one or more of the following: (i) any change in the national, regional, or local markets or industries in which Seller operates, (ii) any Governmental Rule, other than any Governmental Rule adopted or issued specifically with respect to the Put Option Assets or the transactions contemplated by this Agreement, (iii) any change in accounting standards, principles, or interpretations, (iv) any change in the national, regional, or local economic, regulatory, or political conditions, including prevailing interest rates, (v) any matter disclosed in this Agreement, any Exhibit hereto, or any other certificate or instrument delivered to Buyer under or in accordance herewith, (vi) any change in the market price of commodities or publicly traded securities, or (vii) any action permitted under this Agreement, all except to the extent that any of the facts, events, changes or effects described in subsections (i) – (vii) above disproportionately and materially impact the Put Option Assets, taken as a whole, in relation to other power generation facilities and assets similar to the Put Option Assets, taken as a whole.

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation and by-laws, and with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance.

“Permit” means any authorization, consent, approval, zoning ordinance (including zoning amendment), site plan approval, subdivision approval, agreement waiver, exception, variance, order, franchise, permit, license or exemption issued by any Governmental Authority in connection with the ownership, operation and maintenance of the Put Option Assets, including any Governmental Filing that constitutes an authorization required in connection with the ownership, operation and maintenance of the Put Option Assets.

“Permitted Encumbrance” means (i) Encumbrances securing or created by or in respect of any of the Assumed Liabilities; (ii) statutory liens for current Taxes or assessments not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, none of which contested matters is material; (iii) mechanics’, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity or amount of which is being contested in good faith by appropriate proceedings, none of which contested matters is material, or pledges, deposits, or other liens securing the performance of bids, trade contracts, leases, or statutory obligations (including workers’ compensation, unemployment insurance, or other social security legislation); (iv) usual and customary zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use or normal operation of the Put Option Assets; (v) any Encumbrances set forth in any state, local, or municipal franchise or governing ordinance under which any portion of the Put Option Assets is conducted; (vi) all rights of condemnation, eminent domain, or other similar rights of any Governmental Authority; and (vii) such other Encumbrances (including requirements for consent or notice in respect of assignment of any rights) which do not materially interfere with Seller’s current use of the Put Option Assets, and do not secure indebtedness or the payment of the deferred purchase price of property (except for Assumed Liabilities).

“Person” means any individual, corporation, partnership, trust, joint venture, unincorporated association, limited liability company, Governmental Authority or other entity.

“Put Closing” has the meaning provided for in Section 3(c).

“Put Closing Date” has the meaning provided for in Section 3(c).

“Put Option” means the irrevocable right granted by Grantor to Grantee to sell the Put Option Assets to Buyer pursuant to the terms and conditions of this Agreement and the Asset Purchase Agreement.

“Put Option Assets” means collectively the Grand Tower Energy Center located at 1820 Power Plant Road, Grand Tower, IL 62942, the Gibson City Energy Center located at 545 N. Jordan Drive, Gibson City, IL 60936, the Elgin Energy Center located at 1559 Gifford Rd., Elgin, IL 60120 and all of Seller’s right, title and interest in, to and under all assets and properties of every kind and description owned, leased or used primarily in and for the operation of the energy centers, except those Excluded Assets as such term is defined in the Asset Purchase Agreement.

“Put Option Down Payment” has the meaning provided for in Section 3(b) of this Agreement.

“Put Option Exercise Price” means the greater of: (i) the Put Option Down Payment; or (ii) the fair market value of the Put Option Assets as determined in accordance with Section 3(e)(ii) of this Agreement.

“Put Option Period” means the period during which the Grantee may exercise its Put Option right with respect to the Put Option Assets as more fully defined in Section 3(a) of this Agreement.

“Required Approvals” means any authorization, consent, approval, waiver, exception, variance, order, franchise, permit (including the Permits hereunder), agreement, license or exemption issued by, or entered into with, any Governmental Authority, including any Governmental Filing that constitutes an authorization required in order to consummate the Closing or in connection with the ownership, operation and maintenance of the Purchased Assets or the Energy Centers.

“Seller” means Ameren Energy Generating Company, and its successors and assigns.

“Seller Additional Consents” shall have the meaning prescribed to such term in Section 6(a)(vi) herein.

“Taxes” means (a) any federal, state, local or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative minimum, estimated or any other tax of any kind whatsoever, including any interest, penalties and additions to tax thereto.

Section	2 GRANT

In consideration of TWO MILLION FIVE HUNDRED THOUSAND US DOLLARS ($2,500,000.00 US) payable by Grantee to Grantor in immediately available funds no later than two (2) Business Days after the Effective Date, Grantor hereby grants to Grantee an irrevocable option to sell to Grantor (the “Put Option”), and upon exercise, Grantor shall have the obligation to purchase from Grantee all, but not less than all, of Grantee’s ownership interest in the Put Option Assets at the Put Option Exercise Price subject to such other terms and conditions set forth herein.

Section	3 EXERCISE MECHANICS; EXERCISE PRICE

(a) Exercise Procedure, Put Option Period. Seller may exercise the Put Option with regard to the Put Option Assets by giving written notice thereof to Buyer (the “Exercise Notice”) at any time during the period commencing on the Effective Date and ending at 5:00 p.m. (Central Prevailing Time) on March 28, 2014 (“Put Option Period”); provided, however, that on or before the first anniversary of the Effective Date, and on or prior to each anniversary thereafter, provided the Agreement has not been terminated, the Put Option Period may be extended for additional one (1) year periods upon the mutual agreement of both parties. Notwithstanding anything to the contrary contained herein, the Put Option shall expire and be of no force or effect, whether or not the Exercise Notice has been given, and this Agreement shall terminate: (i) upon written notice from Seller to Buyer indicating Seller’s desires to terminate this Agreement, (ii) upon the sale of a material portion of the Put Option Assets to a third party outside the ordinary course of business, (iii) upon a Change In Control of Seller, Buyer or Ameren Energy Resources Company, LLC, (iv) one (1) year after the Put Closing Date if the APA Closing has not yet occurred, unless extended by written agreement of the parties.

(b) Put Option Down Payment. Within one (1) Business Day of the Exercise Date, Buyer shall pay to Seller a down payment on the Put Option Exercise Price equal to ONE HUNDRED MILLION US DOLLARS ($100,000,000.00 US) (“Put Option Down Payment”).

(c) Put Option Closing. As promptly as practicable after the Exercise Date, the execution of the Asset Purchase Agreement (“Put Closing”) contemplated by the Exercise Notice shall take place at the offices of Ameren Corporation, 1901 Chouteau Avenue, St. Louis, Missouri 63103 at 10:00 a.m., central prevailing time, but in no event more than fifteen (15) Business Days thereafter, or at such other time, date and place as Seller and Buyer shall mutually agree (“Put Closing Date”).

(d) Put Option Closing Deliverables. At the Put Closing: (i) the parties shall execute and deliver an asset purchase agreement (“Asset Purchase Agreement”), substantially in the form attached hereto as Exhibit A, that codifies the terms and conditions under which Seller shall sell, and the Buyer shall purchase, the Put Option Assets, with such other modifications and changes to the Asset Purchase Agreement as agreed to by the parties; and (ii) Seller shall deliver to Buyer a certificate from an authorized officer of Seller, dated the Put Closing Date, to the effect that, to such officer’s knowledge, the conditions to exercise the Put Option in Section 4, have been satisfied by Seller (collectively, the “Put Closing”).

(e) Regulatory Approvals; Fair Market Value Determination. Within fourteen (14) days after the Put Closing Date,

i.	the parties shall make all such filings and initiate pursuit of such consents as are required to receive the regulatory approvals and such other approvals or consents necessary to complete the transaction (“Required Approvals”).

ii.

the parties shall engage the services of three (3) third party appraisers to conduct a fair market valuation of the Put Option Assets. Two (2) of the appraisers shall be selected by mutual agreement of the parties and the third appraiser shall be selected by mutual agreement of the two (2) appraisers selected by the parties. The fair market value determined by each appraiser shall be adjusted at the APA Closing to reflect the liabilities associated with the Put Option Assets to be transferred to Buyer under the terms and conditions of the Asset Purchase Agreement. The fair market value arrived at by each appraiser shall be averaged to determine the Put Option Exercise Price. In the event the closing of the transaction does not occur less than three (3) months from the date the last fair market valuation is received, the parties shall request that each of the third party valuations be updated to reflect any changes in market conditions and such updated market valuations shall then be averaged to determine the Put Option Exercise Price. The parties shall split evenly the cost of the three (3) third party appraisers.

(f) Delayed Closing Penalty; Failure to Close. In the event the APA Closing occurs within ninety (90) days of the Put Closing Date, no adjustment to the Put Option Exercise Price shall be made. For each month (or portion thereof) after the ninety (90) day approval period in which the closing is delayed, the Put Option Exercise Price shall be reduced by an amount equal to one percent (1%) of the Put Option Down Payment (“Delayed Closing Penalty”). In the event the APA Closing does not occur within one (1) year of the Put Closing Date, unless the parties otherwise agree to extend the closing period in writing, Seller shall refund to Buyer the Put Option Down Payment plus the Delayed Closing Penalty within five (5) Business Days and this Agreement shall terminate without further action of the parties. Notwithstanding the foregoing, the adjustment to the Put Option Exercise Price shall not occur to the extent the delay completing the APA Closing is as a result of a failure by Buyer to fulfill its obligations under this Agreement of the Asset Purchase Agreement.

(g) Default After Failure to Close. In the event the APA Closing does not occur within one (1) year of the Put Closing Date, as extended by written agreement of the parties, and Seller fails to refund in full the Put Option Down Payment as required in Section 3(f), Seller shall promptly initiate a process to sell the Put Option Assets to a third party or parties on an expedited but commercially reasonable basis. Any proposed sale of the Put Option Assets by Seller pursuant to this Section 3(g) shall be subject to Buyer approval, such approval not to be unreasonably withheld. Buyer shall be entitled to receive from the proceeds of the sale of the Put Option Assets an amount equal to that portion of the Put Option Down Payment not previously refunded to Buyer by Seller hereunder.

(h) Asset Purchase Agreement Closing. The closing of the Asset Purchase Agreement shall be held at a time and at the place as defined in the Asset Purchase Agreement (“APA Closing”). At the APA Closing, (i) the Buyer shall: (A) pay to Seller the difference, if any between the Put Option Down Payment and the Put Option Exercise Price, less any reductions due to Buyer in accordance with Section 3(f) hereof, and (B) provide such other deliverables as required by the Asset Purchase Agreement; and (ii) the Seller shall: (A) sell, transfer, assign, convey and deliver to Buyer, in accordance with the Asset Purchase Agreement all of Seller’s right, title and interest in the Put Option Assets, and (B) provide such other deliverables as required by the Asset Purchase Agreement.

(i) Performance Assurance. As of the Effective Date and throughout the Put Option Period, Buyer shall secure and maintain in place on its behalf a written guaranty of payment (substantially in a form attached hereto as Exhibit B) in an amount equal to Buyer’s obligations hereunder from Ameren Corporation.

Section	4 CONDITIONS PRECEDENT TO THE PUT OPTION CLOSING; CLOSING

Seller shall be entitled to sell the Put Option Assets to Buyer to the extent each of the following conditions shall have been satisfied, or waived by Buyer, prior to the delivery of the Exercise Notice, or as applicable, prior to closing of the Asset Purchase Agreement:

(a) No Material Adverse Effect. Since the Effective Date, no Material Adverse Effect shall have occurred that is continuing with respect to the Put Option Assets;

(b) Compliance. Seller shall have complied with all material covenants set forth in this Put Option Agreement.

Section	5 COVENANTS

(a) Covenants. During the Put Option Period and through the APA Closing, Seller shall:

i.	Have all rights, duties and obligations with respect to such Put Option Assets and remain owner of the Put Option Assets;

ii.	Operate and maintain, or cause to be operated and maintained, the Put Option Assets in the ordinary course of business consistent with Good Utility Practice and past practices with respect to the Put Option Assets;

iii.	Use commercially reasonable efforts to preserve intact the Put Option Assets and preserve the goodwill and relationships with the employees, contractors, vendors, suppliers and others having business dealings with Seller relating to the Put Option Assets;

iv.	Comply in all material respects with all applicable laws and regulations relating to the Put Option Assets;

v.	Maintain in effect insurance in amounts and against such risks and losses not less than the level of insurance in effect on the Effective Date;

vi.	Not make any material change in the levels of Inventories (as defined in the Asset Purchase Agreement) customarily maintained with respect to the Put Option Assets, except for such changes as are consistent with Good Utility Practices;

vii.	Not sell, lease (as lessor), pledge, mortgage, encumber, restrict, transfer or otherwise dispose of, or grant any right, or suffer to be imposed any Encumbrance with respect to, any of the Put Option Assets, except for Permitted Encumbrances.

(b) Required Approvals. Upon exercise of the Put Option, Seller and Buyer shall exercise commercially reasonable efforts to obtain all Required Approvals for the sale and purchase of the Put Option Assets.

Section	6 SELLER REPRESENTATIONS AND WARRANTIES

(a) Seller hereby represents and warrants to Buyer that the statements contained in this Section 6 are correct and complete as of the Effective Date, and will be correct and complete as of the Put Closing Date, except as otherwise disclosed on the disclosure schedules referenced below.

i.	Due Organization and Qualification. Seller is a corporation duly formed, validly existing and in good standing under the laws of Illinois.

ii.	Power and Authority. Seller has full power and authority to enter into and perform its obligations hereunder and to consummate the transactions herein in accordance with the terms, provisions and conditions hereof. Seller has authorized the execution, delivery and performance of this Agreement and the transaction contemplated by this Agreement.

iii.	No Violations. Except as set forth on Schedule 6(a)(iii) and subject to Seller obtaining the Seller Required Approvals, neither the execution nor the delivery of this Agreement and the consummation of the transactions contemplated hereby, by Seller, will (A) violate any Governmental Rule to which Seller or the Put Option Assets is subject, except as would not result in a Material Adverse Effect, (B) violate or conflict with Seller’s Organizational Documents, or (C) except as would not result in a Material Adverse Effect or prevent Seller from consummating the transactions contemplated hereby, violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which any of the Put Option Assets is subject.

iv.	Valid, Binding and Enforceable Obligation. This Agreement has been duly and validly executed by Seller, and, assuming due authorization, execution and delivery of this Agreement by Buyer, constitutes a valid, binding, and enforceable obligation, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

v.	Governmental Consents. Except for the Seller Required Approvals set forth on Schedule 6(a)(v), no Required Approvals from Governmental Authorities are necessary in connection with the execution and delivery by Seller of this Agreement, or the consummation of the transactions by Seller contemplated hereby, other than where the failure to obtain a Required Approval would not have a Material Adverse Effect.

vi.	Additional Consents. Except for the consents, notices and other items set forth on Schedule 6(a)(vi) (collectively, the “Seller Additional Consents”), no filing, registration, qualification, notice, consent, approval or authorization to, with or from any Person (excluding Governmental Authorities) is necessary in connection with the execution and delivery of this Agreement, or the consummation by Seller of the transactions contemplated hereby.

Section 7 BUYER REPRESENTATIONS AND WARRANTIES

(a) Buyer represents and warrants to Seller that the statements in this Section 7 are correct and complete as of the date hereof, and will be correct and complete on the Put Closing Date, except as otherwise disclosed on the disclosure schedules referenced below.

i.	Due Organization. Buyer is an Illinois corporation, duly organized and validly existing under the laws of the state of Illinois.

ii.	Power and Authority. Buyer has full power and authority to enter into and perform its obligations hereunder and to consummate the transactions herein contemplated in accordance with the terms, provisions and conditions hereof. Buyer has duly and validly authorized the execution, delivery and performance of this Agreement and the transaction contemplated by this Agreement.

iii.	Valid, Binding and Enforceable Obligations. This Agreement has been duly and validly executed by Buyer and, assuming due authorization, execution and delivery of this Agreement by the Seller, constitutes a valid, binding and enforceable obligation, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

iv.	No Violations. Subject to Buyer obtaining the Buyer Required Approvals, neither the execution or delivery by Buyer of this Agreement, nor the consummation of the transactions contemplated hereby will (A) violate any Governmental Rule to which it is subject or its Organizational Documents, except as would not materially and adversely impact Buyer’s ability to consummate the transactions contemplated herein in a timely manner, (B) violate or conflict with Buyer’s Organizational Documents, or (C) except as would not result in a Material Adverse Effect or prevent Buyer from consummating the transactions contemplated hereby, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it or any of its assets is subject.

v.	Governmental Consents. Except for the Required Approvals set forth on Schedule 7(a)(v), no Required Approval is necessary in connection with the execution and delivery of this Agreement by Buyer or the consummation of the transactions by Buyer contemplated hereby, other than where the failure to obtain a Required Approval would not materially and adversely impact Buyer’s ability to consummate the transactions contemplated herein in a timely manner.

vi.	Additional Consents. Except for the consents, notices and other items set forth on Schedule 7(a)(vi) (collectively, the “Buyer Additional Consents”), no filing, registration, qualification, notice, consent, approval or authorization to, with or from any Person (excluding Governmental Authorities) is necessary in connection with the execution and delivery of this Agreement by Buyer, or the consummation of the transactions by Buyer contemplated hereby.

Section	8 MISCELLANEOUS

(a) Transaction Costs. Except as otherwise expressly provided herein, Buyer, on the one hand, and Seller, on the other, shall pay all of its own costs and expenses (including attorneys’ fees and other legal costs and expenses and accountants’ fees and other accounting costs and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(b) Entire Agreement. This Agreement and the Asset Purchase Agreement represent the entire understanding and agreement among the parties with respect to the subject matter hereof and supersede all other negotiations, understandings and representations (if any) made by and among such parties.

(c) Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by each of the parties hereto.

(d) Assignments. No party hereto shall assign its rights and/or obligations hereunder without the prior written consent of the other party to this Agreement, unless such assignment is solely due to the conversion of the corporate structure of a party from a corporation to a limited liability company, in which case no consent is needed but notice shall be provided to the other party.

(e) Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

(f) Headings. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) (a) hand delivered by messenger or courier service, (b) delivered by express courier service (e.g., FedEx), (c) telefaxed or (d) mailed by registered or certified mail (postage prepaid), return receipt requested, addressed as follows:

To Buyer:

Attn: Steven R. Sullivan

AmerenEnergy Resources Generating Company

1500 Eastport Plaza Drive

Collinsville, IL 62234

To Seller:

Attn: Christopher A. Iselin

Ameren Energy Generating Company

1500 Eastport Plaza Drive

Collinsville, IL 62234

or to such other address as any party may designate by notice complying with the terms of this Section 8(g). Each such notice shall be deemed delivered (i) on the date actually delivered if by messenger or courier service or express courier service; (ii) on the date of confirmed answer-back if by telefax so long as a duplicate copy is sent immediately by methods (a), (b), or (d) above; and (iii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

(h) Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

(i) Waivers. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver or any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution or delivery by telefax, email or other electronic means of a signature page shall be binding upon any party so confirming or delivering.

(k) Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois other than any thereof that would require or permit the application of the laws of any other jurisdiction.

(l) No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO ANOTHER PARTY FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY NATURE, INCLUDING LOSS OF USE OR LOSS OF PROFIT OR REVENUE, AND EACH PARTY HEREBY RELEASES EACH OTHER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, SUCCESSORS, ASSIGNS, AGENTS AND CONTRACTORS FROM ANY SUCH LIABILITY.

(m) No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person except the parties hereto and their Affiliates any rights or remedies hereunder or shall create any third party beneficiary rights in any person.

(n) Specific Performance. The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement, each party will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of the this Agreement in any state or federal court located in Illinois, and the parties hereby submit to the jurisdiction of such court and agree not to raise any objection to venue in such court, this being in addition to any other remedy to which they are entitled at law or in equity without prejudice to any other rights or remedies that may otherwise be available to such party.

(o) Time of Essence. Time is of the essence with respect to the performance of any obligation under this Agreement.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused their duly authorized representatives to execute and deliver this Agreement as of the date first set forth above.

AMERENENERGY RESOURCES GENERATING COMPANY

By:	/s/ Steven R. Sullivan
Name: Steven R. Sullivan
Title: President

AMEREN ENERGY GENERATING COMPANY

By:	/s/ Christopher A. Iselin
Name: Christopher A. Iselin
Title: Vice President

Put Option Agreement

Disclosure Schedule

Schedule 6(a)(iii):	None.

Schedule 6(a)(v):	An approval is required from the Federal Energy Regulatory Commission.

An approval is required from the Federal Communications Commission to transfer the licenses related to the Put Option Assets held by Seller to the Buyer.

Schedule 6(a)(vi):	A notice indicating the change of ownership of the applicable Put Option Assets is required to be sent to the Midwest Independent Transmission System Operator, Inc.

A notice indicating the change of ownership of the applicable Put Option Assets is required to be sent to the PJM Interconnection LLC.

A notice indicating the change of ownership of the applicable Put Option Assets is required to be sent to the SERC Reliability Corporation.

A notice indicating the change of ownership of the applicable Put Option Assets is required to be sent to the ReliabilityFirst Corporation.

Schedule 7(a)(v):	An approval is required from the Federal Energy Regulatory Commission.

Schedule 7(a)(vi):	A notice indicating the Buyer is the new owner of the applicable Put Option Assets is required to be sent to the Midwest Independent Transmission System Operator, Inc.

A notice indicating the Buyer is the new owner of the applicable Put Option Assets is required to be sent to the PJM Interconnection LLC.

A notice indicating the Buyer is the new owner of the applicable Put Option Assets is required to be sent to the SERC Reliability Corporation.

A notice indicating the Buyer is the new owner of the applicable Put Option Assets is required to be sent to the ReliabilityFirst Corporation.

EXHIBIT A

FORM OF

ASSET PURCHASE AND SALE AGREEMENT

by and between

AMERENENERGY RESOURCES GENERATING COMPANY

and

AMEREN ENERGY GENERATING COMPANY

dated as of

                                  , 20

PURCHASE OF GRAND TOWER, GIBSON CITY AND ELGIN ENERGY CENTERS AND RELATED ASSETS

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A – Form of Special Warranty Deed

Exhibit B – Form of Assignment for Non-Fee Real Property Interests

Exhibit C – Form of Bill of Sale

Exhibit D – Form of Assignment and Assumption Agreement

SCHEDULES

Schedule 1.1(a)	–	Knowledge with respect to Seller
Schedule 1.1(b)	–	Knowledge with respect to Buyer
Schedule 2.1(a)	–	Real Property Interests
Schedule 2.1(g)	–	Assumed Agreements
Schedule 2.2(g)	–	Insurance Policies
Schedule 2.2(h)	–	Excluded Software
Schedule 4.3	–	Violations and Defaults
Schedule 4.5	–	Seller Governmental Consents
Schedule 4.6	–	Seller Additional Consents
Schedule 4.7(a)	–	Litigation as to Transactions
Schedule 4.7(b)	–	Litigation – Purchased Assets or Energy Centers
Schedule 4.8	–	Material Transactions; Changes
Schedule 4.9	–	Undisclosed Liabilities
Schedule 4.10(a)	–	Contracts
Schedule 4.10(b)	–	Defaults; Events of Default
Schedule 4.11	–	Labor Matters
Schedule 4.12	–	Governmental Approvals
Schedule 4.13(b)	–	Violations of Environmental Laws
Schedule 4.13(c)	–	Hazardous Substances
Schedule 4.13(e)	–	Environmental Governmental Approvals
Schedule 4.14	–	Ownership of Purchased Assets; Permitted Encumbrances
Schedule 4.15	–	Real Property Interests
Schedule 5.5	–	Buyer Governmental Consents
Schedule 5.6	–	Buyer Additional Consents
Schedule 7.5	–	Credit Support Obligations

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of                      , 20        , is entered into by and between Ameren Energy Generating Company, an Illinois corporation (“Seller”), and AmerenEnergy Resources Generating Company, an Illinois corporation (“Buyer”).

RECITALS

A. The Seller has exercised its rights under the Put Option Agreement between the parties dated as of March 28, 2012 (“Put Option Agreement”) to put the Energy Centers to the Buyer.

B. At the Closing described below, upon the satisfaction of the conditions set forth herein, and pursuant to the terms hereunder, Buyer will purchase, acquire, accept and assume, and the Seller will sell and assign, certain assets and liabilities associated with the Energy Centers, as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1. Definitions

1.1 Defined Terms. Unless the context requires otherwise, capitalized terms used in this Agreement shall have the meanings specified in this Section 1.1.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocation” has the meaning set forth in Section 9.4(a).

“Assumed Agreements” means the agreements set forth on Schedule 2.1(g), each of which has been entered into by the Seller in connection with the ownership, operation and maintenance of the Energy Centers and the obligations of which are to be assumed by Buyer in connection with the transactions contemplated by this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Burdened Property” has the meaning set forth in Section 4.15.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Additional Consents” has the meaning set forth in Section 5.6.

“Buyer Governmental Consents” has the meaning set forth in Section 5.5.

“Buyer Indemnified Party” means Buyer and all of its Affiliates, and each of their respective shareholders, partners, members, investors, directors, officers, employees and agents.

“Buyer Required Consents” means, collectively, the Buyer Governmental Consents and Buyer Additional Consents.

“Cap Amount” means an amount equal to ten percent (10%) of the Purchase Price.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“COBRA” has the meaning set forth in Section 7.6(e).

“Code” means the United States Internal Revenue Code of 1986, and any successor statute.

“Collective Bargaining Agreement” has the meaning set forth in Section 4.11.

“Contracts” has the meaning set forth in Section 4.10.

“Credit Support Obligations” has the meaning set forth in Section 7.5.

“Deeds” has the meaning set forth in Section 3.2.1(a)(i).

“Dollars” or “$” means the lawful currency of the United States of America.

“Elgin Energy Center” means the          nameplate MW                      cycle, natural gas fired power generation facility located at 1559 Gifford Rd., Elgin, Illinois.

“Emissions Credits” means credits, allowances or other similar measures, in units established by applicable Governmental Authorities, resulting from the reduction of pollutants or substances (including volatile organic compounds, greenhouse gasses, NOx and SOx) or changes in technology from or related to the Energy Centers, that have been issued by the applicable Governmental Authority.

“Employee Benefit Plan” means any plan, program, or policy, including but not limited to an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, providing for health or welfare benefits, retirement, deferred compensation, or savings benefits, fringe benefits, incentive compensation, paid time off, or similar benefits, to Employees or Union Employees.

“Employees” means employees of Seller whose employment relates specifically to the Energy Centers, and who are not covered by the Collective Bargaining Agreement or any other collective bargaining agreement and who are employees at will.

“Encumbrance” means any mortgage, deed of trust, claim, charge, easement, encumbrance, lease, covenant, security interest, lien (statutory or otherwise), option, pledge, charge, condition, covenant, easement and any right of first refusal or first offer or other rights of others or restrictions (whether on voting, sale, transfer disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, or other encumbrance or title defect of any kind.

“Energy Centers” means collectively the Grand Tower Energy Center, Gibson City Energy Center and Elgin Energy Center.

“Environmental Laws” means any Governmental Rule relating to pollution or protection of human health, human safety or the environment (including ambient air, surface water, groundwater, wetlands, land surface and subsurface strata), including Governmental Rules relating to emissions, discharges, releases or threatened releases of hazardous materials or substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials or substances, including the Comprehensive Environmental Response, Compensation, and Liability Act.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Environmental Matters” means (i) any known or unknown violations of Environmental Law by Seller occurring at any time prior to the Closing Date in connection with any of the Purchased Assets or the Energy Centers, or (ii) the known or unknown presence or Release of any Hazardous Substances at any time prior to the Closing Date to soil, sediment, surface water, groundwater or air at any Purchased Asset, including any migration of such Hazardous Substances from the Energy Centers or any Purchased Asset to any off-site location, or (iii) any Hazardous Substances generated by any of the Purchased Assets or the Energy Centers prior to the Closing Date and sent to an offsite location for treatment, storage, disposal or recycling prior to the Closing Date.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Software” has the meaning set forth in Section 2.2(h).

“FERC” means the Federal Energy Regulatory Commission.

“FIRPTA” means the Foreign Investment in Real Property Tax Act.

“Final Order” shall mean any order of a Governmental Authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated thereby may be consummated has expired (but without the requirement for the expiration of any applicable rehearing or appeal period), and as to which all conditions to the consummation of such transactions prescribed by law have been satisfied or could be satisfied in the future without causing a material adverse effect in the business, condition (financial or otherwise), properties, assets or results of operation of Buyer or the Purchased Assets.

“Gibson City Energy Center” means the                      nameplate MW                      cycle, natural gas fired power generation facility located at 545 N. Jordan Drive, Gibson City, Illinois.

“Governmental Approval” means any authorization, consent, approval, waiver, exception, variance, order, franchise, permit (including the Permits hereunder), agreement, license or exemption issued by, or entered into with, any Governmental Authority, including any Governmental Filing that constitutes an authorization required in order to consummate the Closing or in connection with the ownership, operation and maintenance of the Purchased Assets or the Energy Centers.

“Governmental Authority” means any federal, state, county, municipal or local government or regulatory or supervisory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing) having jurisdiction over the matter or Person in question.

“Governmental Filing” means any filings, reports, registrations, notices, applications, certifications or other submissions to or with any Governmental Authority.

“Governmental Rule” means, with respect to any Person, any applicable law, statute, treaty, rule, regulation, permit conditions, ordinance, order, code, judgment, decree, injunction or writ issued by any Governmental Authority.

“Grand Tower Energy Center” means the                      nameplate MW                      cycle, natural gas fired power generation facility located at 1820 Power Plant Rd., Grand Tower, Illinois.

“Hazardous Substances” means any chemical, material or substance that is listed or regulated under applicable Environmental Laws as a “hazardous substances,” “hazardous waste,” “extremely hazardous substances,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” as any of such terms is currently defined or used in any applicable Environmental Law, or is otherwise listed or regulated under applicable Environmental Laws because it poses a hazard to human health or the environment.

“Income Taxes” means any Taxes imposed on or determined by reference to net income, together with any interest or penalty, addition to tax or additional amount imposed by any Taxing Authority.

“Indemnified Party” has the meaning set forth in Section 8.4.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Inventory” means those items which are described in Sections 2.1(c) and 2.1(d) and set forth on the corresponding sections of Schedule 4.14.

“Knowledge” means the knowledge of the following individuals, including actual knowledge and knowledge or information that would be discovered by a reasonable investigation (except that such a reasonable investigation standard will not require any external investigation in relation to statements regarding Seller’s knowledge as to the actions or omissions of third parties): (a) with respect to Seller, those persons listed on Schedule 1.1(a), and (b) with respect to Buyer, those persons listed on Schedule 1.1(b).

“Losses” means all damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, losses, and expenses and fees, including court costs and reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means any fact, event, change or effect that is (or would reasonably be expected to be) materially adverse to the Energy Centers or the Purchased Assets taken as a whole, or the ability of Seller to consummate the transactions contemplated by this Agreement in a timely manner, except any material adverse effect (a) cured, including by payment of money or credit to the Purchase Price, before the Closing Date, or (b) resulting from an Excluded Matter. For purposes of this definition, “Excluded Matter” means one or more of the following: (i) any change in the national, regional, or local markets or industries in which Seller operates, (ii) any Governmental Rule, other than any Governmental Rule adopted or issued specifically with respect to the Energy Centers or the transactions contemplated by this Agreement, (iii) any change in accounting standards, principles, or interpretations, (iv) any change in the national, regional, or local economic, regulatory, or political conditions, including prevailing interest rates, (v) any matter disclosed in this Agreement, any Schedule or Exhibit hereto, or any other certificate or instrument delivered to Buyer under or in accordance herewith, (vi) any change in the market price of commodities or publicly traded securities, or (vii) any action permitted under this Agreement, all except to the extent that any of the facts, events, changes or effects described in subsections (i) – (vii) above disproportionately and materially impact the Energy Centers or the Purchased Assets, taken as a whole, in relation to other Energy Centers and assets similar to the Energy Centers and the Purchased Assets, taken as a whole.

“MISO” means the Midwest Independent Transmission System Operator, Inc.

“MW” means megawatt.

“Non-Income Tax Returns” means Tax Returns relating to Non-Income Taxes.

“Non-Income Taxes” means Taxes other than Income Taxes.

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation and by-laws, and with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance.

“Permit” means any authorization, consent, approval, zoning ordinance (including zoning amendment), site plan approval, subdivision approval, agreement waiver, exception, variance, order, franchise, permit, license or exemption issued by any Governmental Authority in connection with the ownership, operation and maintenance of the Purchased Assets or the Energy Centers, including any Governmental Filing that constitutes an authorization required in connection with the ownership, operation and maintenance of the Purchased Assets or the Energy Centers.

“Permitted Encumbrances” means (i) those Encumbrances set forth on Schedule 4.14, (ii) Encumbrances securing or created by or in respect of any of the Assumed Liabilities; (iii) statutory liens for current Taxes or assessments not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, none of which contested matters is material; (iv) mechanics’, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity or amount of which is being contested in good faith by appropriate proceedings, none of which contested matters is material, or pledges, deposits, or other liens securing the performance of bids, trade contracts, leases, or statutory obligations (including workers’ compensation, unemployment insurance, or other social security legislation); (v) usual and customary zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use or normal operation of the Energy Centers or the Purchased Assets; (vi) any Encumbrances set forth in any state, local, or municipal franchise or governing ordinance under which any portion of the Energy Centers or the Purchased Assets is conducted; (vii) all rights of condemnation, eminent domain, or other similar rights of any Governmental Authority; and (viii) such other Encumbrances (including requirements for consent or notice in respect of assignment of any rights) which do not materially interfere with Seller’s current use of the Energy Centers or the Purchased Assets, and do not secure indebtedness or the payment of the deferred purchase price of property (except for Assumed Liabilities).

“Person” means any individual, corporation, partnership, trust, joint venture, unincorporated association, limited liability company, Governmental Authority or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Proposed Allocation” has the meaning set forth in Section 9.4(a).

“Purchase Price” has the meaning set forth in Section 2.5.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Assets Fair Market Value” means the value of the Purchased Assets determined in accordance with the procedures set forth in the Put Option Agreement.

“Put Option Agreement” has the meaning provided for in the Recitals.

“Put Option Deposit” means the deposit of one hundred million dollars ($100,000,000) paid by Buyer to Seller pursuant to the Put Option Agreement.

“Real Property Interests” has the meaning set forth in Section 2.1(a).

“Related Agreements” means, collectively any other documents, instruments and agreements provided for herein.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Indemnified Party” means Seller and all of its Affiliates, and each of their shareholders, partners, members, investors, directors, officers, employees and agents.

“Seller Additional Consents” has the meaning set forth in Section 4.6.

“Seller Governmental Consents” has the meaning set forth in Section 4.5.

“Seller Required Consents” means, collectively, the Seller Governmental Consents and the Seller Additional Consents.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Tax” means (a) any federal, state, local or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative minimum, estimated or any other tax of any kind whatsoever, including any interest, penalties and additions to tax thereto.

“Tax Proceeding” means any audit, examination, judicial, or administrative proceeding related to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Threshold Amount” means an amount equal to one percent (1%) of the Purchase Price.

“Transfer Taxes” means any and all transfer, registration, stamp, value added, documentary, sales, excise, use and similar Taxes (including all applicable real estate transfer or gains Taxes) any penalties interest and additions to tax, and fees.

“Union Employees” means persons employed at one of the Energy Centers who are covered by the Collective Bargaining Agreement.

1.2 Rules of Interpretation. For purposes of this Agreement, except where otherwise expressly provided or unless the context otherwise necessarily requires:

1.2.1 references to this Agreement shall include a reference to all appendices, annexes, schedules and exhibits hereto, as the same may be amended, modified, supplemented or replaced from time to time;

1.2.2 the words “herein,” “hereof,” “hereunder” and “herewith” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement;

1.2.3 the terms “include,” “includes” and “including” shall be construed to mean “including, without limitation” or “including but not limited to” and shall not be construed to mean that the examples given are an exclusive list of the topics covered;

1.2.4 references to “Articles,” “Sections,” “Schedules” or “Exhibits” (if any) shall be to articles, sections, schedules or exhibits (if any) of this Agreement;

1.2.5 references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made;

1.2.6 references to a Person include its successors and permitted assigns;

1.2.7 the singular shall include the plural and the masculine shall include the feminine and neuter and vice versa; and

1.2.8 reference to a given Governmental Rule is a reference to that Governmental Rule and the rules and regulations adopted or promulgated thereunder, in each case, as amended, modified, supplemented or restated as of the date on which the reference is made.

ARTICLE 2. Sale and Purchase

2.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller and to pay Seller for, free and clear of all Encumbrances, except the Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all assets and properties of every kind and description owned, leased or used primarily in and for the operation of the Energy Centers, wherever located, real, personal or mixed, tangible or intangible, other than the Excluded Assets (herein collectively called the “Purchased Assets”), including all right, title and interest of Seller in, to and/or under the following:

(a) the real property and the real property interests listed on Schedule 2.1(a), in each case together with all buildings, structures, generators, improvements and fixtures thereon) and all rights, title and interests in and to the rights, privileges, easements, minerals, oil, gas and other hydrocarbon substances on and under such real property, all development rights, air rights, water, water rights, riparian rights, and water stock relating to such real property, any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of such real property, and all roads adjoining or servicing such real property and other appurtenances thereto (collectively the matters described in this Section 2.1(a) are called the “Real Property Interests”);

(b) all other tangible personal property and interests therein, including all machinery, equipment, furniture, furnishings and vehicles, and all warranties against manufacturers or vendors relating thereto, to the extent such warranties are transferable or assignable;

(c) all spare, wear, replacement, consumable or other similar parts or tangible property held for use in connection with the generators, machinery, equipment, furniture, furnishings, vehicles and other tangible personal property described in Section 2.1(b), and all warranties against manufacturers or vendors relating thereto, to the extent such warranties are transferable or assignable;

(d) all raw materials, fuel, supplies and other materials;

(e) all Emissions Credits;

(f) all Governmental Approvals, to the extent such Governmental Approvals can be transferred or assigned to Buyer;

(g) all of the Assumed Agreements (all of which are set forth on Schedule 2.1(g));

(h) all Software other than the Excluded Software;

(i) all rights, defenses, claims or causes of action against third parties relating to the Purchased Assets;

(j) all surveys, books and records (including all data and other information stored on discs, tapes or other media) related to the Purchased Assets, the Assumed Liabilities and the ownership, operation or maintenance of the Energy Centers, except for records which by law Seller is required to retain in its possession; provided that Buyer may to the extent permitted by law retain copies of such surveys, books and records;

(k) all telephone, telex and telephone facsimile numbers and other directory listings (other than internal directory listings of Seller and its Affiliates).

(l) All tradenames, patents, copyrights, general intangibles and all other intellectual property rights.

2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):

(a) any property interests or rights not owned by Seller;

(b) Seller’s rights, defenses, claims or causes of action against third parties relating to any Excluded Liabilities or Excluded Assets;

(c) all corporate minute books and stock transfer books and the corporate seals of Seller;

(d) any assets that have been disposed of in the ordinary course of business consistent with past practice or otherwise in compliance with this Agreement prior to the Closing;

(e) all cash and cash equivalents, bank deposits, and accounts receivable and all other receivables (including income, sales, payroll or other tax receivables) arising or relating to the periods prior to the Closing, including amounts owed (or reportedly owed) to Seller by MISO;

(f) assets used for performance of central or shared services by the Seller;

(g) all insurance policies of the Seller and rights thereunder, including any such policies and rights in respect of the Purchased Assets or the Energy Centers;

(h) the Software listed on Schedule 2.2(h) (the “Excluded Software”); and

(i) all other assets (including agreements and contracts) of the Seller not owned, leased or used primarily in the operation of the Energy Centers.

2.3 Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to discharge only the following liabilities arising in connection with the Energy Centers (“Assumed Liabilities”):

(a) any obligations under the Assumed Agreements, and

(b) any liabilities or obligations under any Employee Benefit Plan, compensation arrangement, or Collective Bargaining Agreement described on Schedule 4.11(a) or otherwise relating to or arising out of the employment of any individual at the Energy Centers, but only to the extent that such liabilities or obligations relate to periods of employment following the Closing as provided in Section 7.6.

2.4 Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform, or otherwise discharge any liabilities or obligations whatsoever other than the Assumed Liabilities (whether accrued, absolute, fixed or unfixed, known or unknown, asserted or unasserted, contingent, by guaranty, surety or assumption or otherwise) (the “Excluded Liabilities”). The Excluded Liabilities include, without limitation, liabilities relating to the following matters.

(a) trade payables and other amounts owed to creditors;

(b) any liabilities or obligations to the extent they relate to any Excluded Assets;

(c) any Excluded Environmental Matters;

(d) any liabilities or obligations under any Employee Benefit Plan or compensation arrangement or otherwise relating to or arising out of the employment of any individual by Seller, other than those expressly assumed by Buyer as provided in Section 2.3(b); and

(e) any liability or obligation in respect of Income Taxes, franchise Taxes or other Taxes based on income, revenue or gross receipts, all liabilities for or relating to other Taxes to the extent the other Taxes arise from or relate to any Pre-Closing Tax Period.

2.5 Purchase Price; Payment; Proration.

2.5.1 Purchase Price. The aggregate purchase price to be paid by Buyer for the purchase of the Purchased Assets shall be the greater of (i) one hundred million dollars ($100,000,000); or (ii) the Purchased Assets Fair Market Value (the “Purchase Price”).

2.5.2 Payment of Purchase Price. If the Purchase Price is greater than the Put Option Deposit, Buyer shall pay to Seller at Closing by wire transfer to an account designated by Seller the difference between the Purchase Price and the Put Option Deposit.

ARTICLE 3. Closing Date and Actions at Closing

3.1 Closing Date. Upon and subject to the satisfaction of the conditions contained in Article 6 of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Armstrong Teasdale LLP in St. Louis, Missouri, at 10:00 A.M., local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the parties will take at the Closing itself), but not before                      , 20        , or such other date, time and place as the parties may mutually agree (the “Closing Date”). The Closing shall not be deemed to have occurred until all actions necessary to complete the Closing have occurred, and then the Closing shall be effective (with retroactive effect) for all purposes as of 12:01 a.m. on the Closing Date.

3.2 Actions to be Taken at Closing. At the Closing, each of the following shall occur:

3.2.1 Deliveries by Seller to Buyer. Seller shall deliver (or cause to be delivered) the following documents to Buyer, duly executed (as applicable):

(a) The following documents relating to Real Property Interests:

(i) special warranty deeds (the “Deeds”) as to the Real Property Interests owned in fee by Seller, in the form attached hereto as Exhibit A;

(ii) assignments of all easement rights, and other customary conveyancing documents as to the Real Property Interests other than those owned in fee by Seller, in the form attached hereto as Exhibit B; and

(iii) affidavits of Seller as to title and other customary documents reasonably required by a reputable title company to obtain the Title Insurance Policies.

(b) bills of sale and assignments for any Purchased Assets other than the Real Property Interests, in the form attached hereto as Exhibit C;

(c) a certificate of good standing for Seller issued by the Illinois Secretary of State dated not more than five (5) days prior to the Closing Date;

(d) each of the certificates described in Sections 6.2.1 and 6.2.2;

(e) evidence reasonably satisfactory to Buyer that Seller has obtained all of the Seller Required Consents;

(f) the FIRPTA certificate described in Section 9.3;

(g) transfer tax declarations as to the Deeds in customary form required by state and local law, executed by Seller; and

(h) such other documents as Buyer may reasonably request.

3.2.2 Deliveries by Buyer to Seller. Buyer shall deliver the following documents to Seller, duly executed (as applicable):

(a) one or more instruments of assumption of the Assumed Liabilities in the form attached hereto as Exhibit D;

(b) a certificate of good standing for Buyer issued by the Illinois Secretary of State dated not more than five days prior to the Closing Date;

(c) each of the certificates described in Sections 6.3.1 and 6.3.2;

(d) evidence satisfactory to Seller that Buyer has obtained all of the Buyer Required Consents.

(e) such other documents as Seller may reasonably request.

ARTICLE 4. Representations and Warranties Relating to Seller

Seller hereby represents and warrants to Buyer that the statements contained in this Article 4 are correct and complete as of the date hereof, and will be correct and complete as of the Closing Date, except as otherwise disclosed on the disclosure schedules referenced below. The fact that any item of information is contained in a disclosure schedule shall not be construed as an admission of liability under applicable law, or to mean that such information is material. Unless otherwise indicated, such information shall not be used as the basis for interpreting the term “material,” “materially” or “Material Adverse Effect,” or any similar qualification in this Agreement.

4.1 Due Organization and Qualification. Seller is a corporation duly formed, validly existing and in good standing under the laws of Illinois.

4.2 Power and Authority. Seller has full power and authority to carry on its businesses as now conducted, to own or hold under lease its properties, and to enter into and perform its obligations under each Contract to which it is a party. Seller has authorized the execution, delivery and performance of this Agreement and such other documents, instruments and agreements to which it is a party in connection with the transactions contemplated by this Agreement.

4.3 No Violations. Except as set forth on Schedule 4.3 and subject to Seller obtaining the Seller Required Consents, neither the execution nor the delivery of this Agreement or the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, by Seller, will (a) violate any Governmental Rule to which Seller or its assets is subject, except as would not result in a Material Adverse Effect, (b) violate or conflict with Seller’s Organizational Documents, or (c) except as would not result in a Material Adverse Effect or prevent Seller from consummating the transactions contemplated hereby, violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which any its assets is subject.

4.4 Valid, Binding and Enforceable Obligation. Each of this Agreement and any Related Agreements to which Seller is a party has been duly and validly executed by Seller, and, assuming due authorization, execution and delivery of this Agreement and the Related Agreements by Buyer, constitutes a valid, binding, and enforceable obligation, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

4.5 Governmental Consents. Except for the Governmental Approvals set forth on Schedule 4.5 (collectively, the “Seller Governmental Consents”), no Governmental Approval is necessary in connection with the execution and delivery by Seller of this Agreement and the Related Agreements to which it is a party, or the consummation of the transactions by Seller contemplated hereby and thereby, other than where the failure to obtain a required Governmental Approval would not have a Material Adverse Effect.

4.6 Additional Consents. Except for the consents, notices and other items set forth on Schedule 4.6 (collectively, the “Seller Additional Consents”), no filing, registration, qualification, notice, consent, approval or authorization to, with or from any Person (excluding Governmental Authorities) is necessary in connection with the execution and delivery of this Agreement and the Related Agreements by Seller, or the consummation by Seller of the transactions contemplated hereby and thereby.

4.7 No Litigation.

(a) Except as set forth on Schedule 4.7(a) Seller has not received any written notice from a third Person of any pending action or investigation against Seller or request for information from any Governmental Authority or third Person about Seller in connection therewith, which, (a) could result, or has resulted in the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby or (b) could result, or has resulted, in a claim for damages as a result of this Agreement or any of the Related Agreements, or the consummation of the transactions contemplated hereby or thereby.

(b) Except as set forth in Schedule 4.7(b) and except as would not have a Material Adverse Effect, since December 31, 20        , Seller has not received any written notice from any third Person of any claim or pending action or investigation against Seller or request for information by any Governmental Authority or third Person about Seller in connection therewith which, in either case, relates to the Purchased Assets or the business or operations of the Energy Centers.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, since                          , 20        , Seller has not (a) suffered any damage, destruction or other casualty loss with respect to any of the Purchased Assets in excess of $            , or (b) suffered any Material Adverse Effect.

4.9 No Undisclosed Liabilities. To Seller’s Knowledge, except for (i) matters set forth on Schedule 4.9, (ii) matters arising under the Assumed Agreements, and (iii) liabilities incurred in the ordinary course of business consistent with past practice (none of which relate to any breach of contract, tort, infringement, product liability, environmental matter or any alleged violation of law) there are no liabilities or obligations of Seller with respect to the Purchased Assets or the Energy Centers of any nature (whether accrued, absolute, fixed or unfixed, known or unknown, asserted or unasserted, contingent, by guaranty, surety or assumption or otherwise).

4.10 Contracts.

(a) Schedule 4.10(a) sets forth a list of each material agreement, contract, instrument, license and franchise to which Seller is a party and which relates to the Energy Centers (other than any agreement, contract, instrument, license or franchise which has been terminated or under which the Seller has no remaining rights or obligations), including any agreement, contract, instrument, license and franchise which relates to the ownership, operation or maintenance of the Energy Centers or the sale of electric energy, capacity, ancillary services or Emissions Credits from or relating to the Energy Centers or the interconnection of the Energy Centers to any transmission or distribution system (collectively, to the extent material, the “Contracts”). A true, correct and complete copy of the current form of each Contract has been made available to Buyer. For purposes of this Section 4.10(a), “material” refers to any agreement, contract, instrument, license and franchise involving annual consideration in excess of $100,000 and cannot be terminated without penalty or premium upon written notice (not to exceed 90 days written notice).

(b) The Seller has performed in all material respects all obligations required to be performed by it under each Contract, as the case may be, and has observed all terms required to be observed by it under such Contracts.

4.11 Labor Matters. Seller is a party to the collective bargaining agreement described on Schedule 4.11 (the “Collective Bargaining Agreement”). At the time of execution of this Agreement, there is no labor strike, slow down, work stoppage, or lock-out pending or, to Seller’s Knowledge, threatened with respect to Seller, any Purchased Asset or the Energy Centers. To Seller’s Knowledge it is in compliance with applicable laws respecting labor, employment and employment practices, its collective bargaining agreement and wages and hours, and there is no unfair labor practice charge or complaint against Seller or involving the Purchased Assets pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board or any similar Governmental Authority with respect to Seller, any Purchased Asset or the Energy Centers. There is no pending or, to Seller’s Knowledge, threatened employee or governmental claim or investigation regarding employment matters, including any charges before the Equal Employment Opportunity Commission, state employment practice agency, state or federal Departments of Labor, or audits by the Office of Federal Contract Compliance Programs.

4.12 Legal Compliance; Governmental Approvals.

4.12.1 Seller is, and to its Knowledge has at all times been, in compliance in all respects with all Governmental Rules with respect to the Energy Centers and the Purchased Assets, except for such noncompliance as would not have a Material Adverse Effect.

(a) The Seller has timely filed all applications, reports and other disclosures required by Governmental Rules in each case where the failure to do so could result in a Material Adverse Effect.

4.13 Environmental, Health and Safety Matters.

(a) Seller is in compliance with all applicable Environmental Laws, except as would not have a Material Adverse Effect.

(b) Within the last three (3) years, Seller has not received any written notice, report or other information alleging, and to Seller’s Knowledge there are no conditions that constitute, a violation of Environmental Laws, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) relating to the Energy Centers arising under Environmental Laws, except as disclosed on Schedule 4.13(b).

(c) Except as disclosed on Schedule 4.13(c), Seller has not caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, disposal, Release, transport or handling of any Hazardous Substances at any of the Purchased Assets that has resulted in (i) an investigation or cleanup required under Environmental Laws or (ii) a violation of any Environmental Law, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

(d) There are no pending or, to Seller’s Knowledge, threatened actions with respect to the Purchased Assets alleging or concerning any violation of or responsibility or liability under any Environmental Law or the Release, threatened Release or presence of any Hazardous Substances at, on, beneath, to, from or in the indoor or outdoor environment at any of the Purchased Assets or any off-site location (including soil sediment, surface water, groundwater, air or any component of a structure), except as would not have a Material Adverse Effect.

(e) Seller holds all material Governmental Approvals from all Governmental Authorities under all Environmental Laws required for the Energy Centers and the Purchased Assets and is in compliance with all such Governmental Approvals (except for such noncompliance as would not have a Material Adverse Effect), all of which are listed on Schedule 4.13(e). There are no pending or, to Seller’s Knowledge, threatened actions seeking to modify, revoke or deny renewal of any such Governmental Approvals, except as disclosed on Schedule 4.13(e).

(f) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, all matters relating in any way to compliance with or liability under or in connection with any representations and warranties regarding Environmental Laws and related matters shall be governed exclusively by this Section 4.13.

4.14 Ownership of Purchased Assets; Permitted Encumbrances. Seller owns or leases all of the Purchased Assets, free and clear of all Encumbrances except for the Permitted Encumbrances.

4.15 Real Property Interests. The Real Property Interests (and each portion thereof) are in all material respects suitable and sufficient for the uses to which they are currently being used by Seller or contemplated by Seller to be used in connection with the Energy Centers. Except as set forth on Schedule 4.15, with respect to all Real Property Interests:

(a) Seller has good, valid, marketable and insurable fee simple title to the Real Property Interests (including any and all appurtenant easements or other similar appurtenant rights), in each case free and clear of any Encumbrances (other than Permitted Encumbrances);

(b) each easement, license or other agreement or instrument benefiting, entered into or obtained by Seller with respect to any portion of gas supply rights or other utility or access rights, whether or not appurtenant to the Real Property Interests constituting fee simple or leasehold interests in the Energy Centers, and which burden real properties owned by parties other than Seller (any such burdened real property, a “Burdened Property”) is, to Seller’s Knowledge, a valid and binding agreement in full force and effect and enforceable by Seller against the other parties thereto, no default or claim of default by Seller or, to Seller’s Knowledge, by any other party exists under any provision thereof and no condition or event exists which after notice or lapse of time or both would constitute a default thereunder by Seller or, to Seller’s Knowledge, any other party; and

(c) except as set forth on Schedule 4.7(b), there are no pending or, to Seller’s Knowledge, threatened condemnation or similar proceedings for assessment or collection of taxes, impact fees or special assessments relating to any of the Real Property Interests, and no condemnation or eminent domain proceeding or other such similar proceeding against any of the Real Property Interests is pending or threatened.

4.16 Good Faith. To Seller’s Knowledge, the negotiations regarding the transactions contemplated by this Agreement have been conducted in good faith and at arms-length.

ARTICLE 5. Representations and Warranties Relating to Buyer

Buyer represents and warrants to Seller that the statements in this Article 5 are correct and complete as of the date hereof, and will be correct and complete on the Closing Date.

5.1 Due Organization. Buyer is an Illinois corporation, duly organized and validly existing under the laws of the state of Illinois.

5.2 Power and Authority. Buyer has full power and authority to enter into and perform its obligations hereunder and under the Related Agreements to which it is a party, and to consummate the transactions herein and therein contemplated in accordance with the terms, provisions and conditions hereof and thereof. Buyer has duly and validly authorized the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party in connection with the transactions contemplated by this Agreement.

5.3 Valid, Binding and Enforceable Obligations. Each of this Agreement and the Related Agreements to which Buyer is a party has been duly and validly executed by Buyer and, assuming due authorization, execution and delivery of this Agreement and the Related Agreements by the Seller constitutes a valid, binding and enforceable obligation, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

5.4 No Violations. Subject to Buyer obtaining the Buyer Required Consents, neither the execution or delivery by Buyer of this Agreement and the Related Agreements to which it is a party, nor the consummation of the transactions contemplated hereby and thereby will (a) violate any Governmental Rule to which it is subject or its Organizational Documents, except as would not materially and adversely impact Buyer’s ability to consummate the transactions contemplated herein in a timely manner, or (b) except as would not result in a Material Adverse Effect or prevent Buyer from consummating the transactions contemplated hereby, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it or any of its assets is subject.

5.5 Governmental Consents. Except for the Governmental Approvals set forth on Schedule 5.5 (collectively, the “Buyer Governmental Consents”), no Governmental Approval is necessary in connection with the execution and delivery of this Agreement and the Related Agreements by Buyer or the consummation of the transactions by Buyer contemplated hereby and thereby, other than where the failure to obtain a required Governmental Approval would not materially and adversely impact Buyer’s ability to consummate the transactions contemplated herein in a timely manner.

5.6 Additional Consents. Except for the consents, notices and other items set forth on Schedule 5.6 (collectively, the “Buyer Additional Consents”), no filing, registration, qualification, notice, consent, approval or authorization to, with or from any Person (excluding Governmental Authorities) is necessary in connection with the execution and delivery of this Agreement and the Related Agreements by Buyer, or the consummation of the transactions by Buyer contemplated hereby.

5.7 No Litigation. Buyer has received no written notice from a third Person of any pending action or investigation against Buyer or request for information from any Governmental Authority or third Person about Buyer in connection therewith, and Buyer has no Knowledge of any notice from a third Person of any threatened action or investigation against Buyer or request for information by any Governmental Authority or third Person about Buyer in connection therewith, which, in either case, could result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Related Agreements, or the consummation of the transactions contemplated hereby or thereby, or (b) a claim for damages as a result of this Agreement or any of the Related Agreements.

5.8 Due Diligence. Buyer has had the opportunity to inspect the Purchased Assets and all of the information made available by Seller, and to ask questions of and receive answers from the Seller with respect to the Purchased Assets and the Energy Centers, and otherwise to conduct all due diligence it deems necessary with respect to the subject matter of this Agreement.

5.9 Exculpation. Buyer agrees that except for the representations and warranties expressly set forth in this Agreement and the Related Agreements, the Purchased Assets are being sold on an “AS IS, WHERE IS” basis and in “WITH ALL FAULTS” condition. Without limiting the generality of the foregoing, except for the representations and warranties expressly set forth in this Agreement and the Related Agreements Seller makes no written or oral representation or warranty, either express or implied, with respect to the fitness, merchantability or suitability of the Energy Centers or the Purchased Assets for any particular purpose or the operation of the Energy Centers or the Purchased Assets by Buyer.

5.10 Good Faith. To Buyer’s Knowledge, the negotiations regarding the transactions contemplated by this Agreement have been conducted in good faith and at arms length.

ARTICLE 6. Conditions Precedent to Closing

6.1 Conditions Precedent to the Parties’ Obligations. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, the parties of each of the following conditions on or prior to the Closing:

6.1.1 No Termination. This Agreement shall not have been terminated pursuant to Article 10.

6.1.2 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending before any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

6.1.3 No Violations. The consummation of the transactions contemplated hereby and by the Related Agreements shall not violate any Governmental Rule.

6.2 Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, Buyer, of each of the following conditions on or prior to the Closing:

6.2.1 Seller’s Representations True and Correct; Certificate. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (other than any representation or warranty qualified as to materiality, which shall be true and correct in all respects) as of the Closing Date as if made on the Closing Date, except to the extent that any such representation and warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct in all material respects as of such date (unless the circumstances that made any such representation or warranty false or misleading at the time shall no longer be continuing), and Seller shall have executed and delivered to Buyer a certificate confirming the same.

6.2.2 Seller’s Compliance with Covenants; Certificate. Seller shall have performed and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Seller shall have executed and delivered to Buyer a certificate confirming the same.

6.2.3 Execution and Delivery of Related Agreements. Each of the Related Agreements to which Seller is a party shall have been duly authorized, executed and delivered by the parties thereto other than Buyer, and shall be in full force and effect on the Closing Date without any material breach hereof or thereof having occurred and be continuing hereunder or thereunder. The documents contemplated to be delivered pursuant to Section 3.2.1 hereof shall have been delivered by the Seller to Buyer.

6.2.4 Consents. All Buyer Required Consents shall have been duly obtained and shall continue to be in full force and effect.

6.2.5 No Material Adverse Change. From the date hereof through the Closing, (a) there shall have been no material adverse change in the condition, compliance, operation, business, assets, liabilities or prospects of the Energy Centers, the Purchased Assets or the Assumed Liabilities, which would result in a Material Adverse Effect, and (ii) no material loss or damage shall have been sustained to the Purchased Assets, whether or not insured, which would result in a Material Adverse Effect.

6.2.6 Lien Releases. Seller shall have obtained and delivered all lien releases and instruments necessary for the release and termination of any liens, security interests and encumbrances upon the Purchased Assets, including all releases and terminations for all mortgages, assignments and UCC financing statements, except for the Permitted Encumbrances.

6.3 Conditions Precedent to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, Seller, of each of the following conditions on or prior to the Closing:

6.3.1 Buyer’s Representations True and Correct; Certificate. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (other than any representation or warranty that contains a materiality standard, which shall be true and correct in all respects) as of the Closing Date as if made on the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date (unless the circumstances that made any such representation or warranty false or misleading at the time shall no longer be continuing) and Buyer shall have executed and delivered to Seller a certificate confirming the same.

6.3.2 Buyer’s Compliance with Covenants; Certificate. Buyer shall have performed and complied with in all material respects all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date and Buyer shall have executed and delivered to Seller a certificate confirming the same.

6.3.3 Execution and Delivery of Related Agreements. Each of the Related Agreements to which Buyer is a party shall have been duly authorized, executed and delivered by the other parties thereto and shall be in full force and effect on the Closing Date without any material breach hereof or thereof having occurred and continuing hereunder or thereunder.

6.3.4 Consents. All Seller Required Consents shall have been duly obtained and shall continue to be in full force and effect.

6.4 Frustration of Closing Conditions. No party may rely on the failure of any conditions set forth in this Article 6 to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 7.3.

ARTICLE 7. Additional Covenants

7.1 Conduct of Business. Except as expressly contemplated by this Agreement, from the date of this Agreement until the Closing, Seller shall carry on its businesses and operations in the ordinary course consistent with past practice and prudent utility practices, and continue to use, operate, maintain and repair all Purchased Assets in good operating condition and repair and in accordance with all Governmental Approvals, all Contracts and all applicable Governmental Rules and otherwise in accordance with prudent business and utility practices consistent with past practice.

7.2 General Pre-Closing Covenants of Seller. Until the Closing Date, Seller shall, unless Buyer shall otherwise agree in writing, or except as shall otherwise be required in order to comply with the requirements of any Contract, Governmental Rule or Governmental Approval, do or cause to be done the following:

7.2.1 Full Access. Permit Buyer and its representatives, agents, counsel and accountants upon reasonable notice and in compliance with reasonable rules and regulations of Seller (and any Affiliate thereof) to have access, at Buyer’s expense, during normal business hours to all properties, books, accounts, records, contracts, files, correspondence and documents of or relating to the Purchased Assets, and permit Buyer to cause its agents to conduct such reviews, inspections, surveys, tests and investigations of the Energy Centers, the Purchased Assets and the Assumed Liabilities, as Buyer deems reasonably necessary or advisable regarding Buyer’s due diligence review or preparations for Closing, so long as the same does not unreasonably interfere with the conduct of business by Seller (or its Affiliates); provided, however, that Buyer will not be entitled to conduct any “Phase 2” environmental studies or assessments or take any samples of water or other materials or conduct any tests that involve removing soil or penetrating the subsurface of any lands; provided, further, that Buyer will indemnify and hold harmless Seller from and against any Losses caused to them by or in connection with any such reviews, inspections, surveys, tests and investigations by Buyer or its representatives, agents, counsel and accountants (including restoring any such premises to the condition substantially equivalent to the condition such premises were in prior to any such investigation).

7.2.2 Furnishing Information. To the extent not otherwise publicly available through FERC, the U.S. Securities and Exchange Commission, the Illinois Environmental Protection Agency, the Illinois Public Utilities Commission, the Illinois Secretary of State or the applicable county registrar, make available or cause to be made available to Buyer and its representatives originals or copies of all Governmental Approvals, Contracts and other documents, records, data and information concerning such businesses, assets, finances and properties of or relating to the Energy Centers, the Purchased Assets or the Assumed Liabilities that may be reasonably requested by Buyer, in each case that are in the possession or control of any Seller Party. If Buyer desires to retain copies of any such information, the cost of making such copies shall be for Buyer’s account. To the extent reasonably requested by Buyer, Seller will assist Buyer in obtaining such information relating to the Purchased Assets that is reasonably available to Seller.

7.2.3 Representations and Warranties. Refrain from doing, or causing to be done, or permitting (to the extent within its reasonable control) to occur anything which would cause the representations and warranties set forth in Article 4 or hereof from being true, complete and accurate in all material respects on the Closing Date.

7.2.4 Notification. Promptly after obtaining knowledge of the same notify Buyer in writing of any event, circumstance or condition that results in, with the passage of time or notice, or both, would reasonably be likely to result in (a) any representation or warranty made to or for the benefit of Buyer under this Agreement being false in any material respect at any time, (b) any condition to Closing for the benefit of Buyer being unable to be satisfied or (c) the inability of Seller to perform any of its obligations hereunder. Notwithstanding the giving of any notice under this Section 7.2.4, the closing condition set forth in Section 6.2.1 must be satisfied (or waived by Buyer) in accordance with its terms.

7.3 Filings, Consents and Satisfaction of Closing Conditions. As promptly as practicable, Seller and Buyer shall each use its commercially reasonable efforts to make, or cause to be made, all such filings and submissions and obtain or cause to be obtained all such consents and approvals applicable to it, in order to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. Each party will reasonably cooperate with the other with respect to all such filings, submissions consents and approvals, as requested by the party seeking the same. Copies of all filings and submissions, consents and approvals received by any party shall promptly be delivered to the other parties hereto. Seller and Buyer will each execute and deliver at the Closing each document such entity is required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to Closing within such entity’s reasonable control, and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

7.4 Provision of Information. The originals (or where not available a copy thereof) of the books and records, accounts, contracts and other documents (including all Contracts and Governmental Approvals) constituting Purchased Assets or Assumed Liabilities shall be delivered to Buyer on the Closing Date or promptly thereafter, but in no event later than fifteen (15) days after the Closing Date, subject to the right of Seller to have access to such originals for review and copying (at Seller’s expense) upon certification of reasonable need therefor. Such originals shall be delivered at the Closing or at such other locations as mutually agreed by the parties.

7.5 Credit Support Obligations. Schedule 7.5 sets forth each guarantee and other credit support obligation of Seller (other than any Assumed Agreement) under or related to the Assumed Agreements (the “Credit Support Obligations”). Buyer agrees that, to the extent reasonably required by a beneficiary of any such Credit Support Obligation, Buyer shall deliver to each such beneficiary a replacement guarantee or other credit support obligation acceptable to such beneficiary, with respect to each Credit Support Obligation of the Seller.

7.6 Employee Matters.

(a) As of the Closing Date, the Buyer shall (i) offer employment to all Employees and Union Employees at the same compensation, and on the same terms and conditions, as each such Employee or Union Employee was receiving from the Seller immediately prior to the Closing, and (ii) shall assume the obligations of the Seller under the Collective Bargaining Agreement with respect to the employment of the Union Employees after the Closing. Each Employee or Union Employee who continues his employment with the Buyer shall be deemed to have accepted such offer of employment. Each Employee and Union Employee who accepts, or is deemed to accept, employment with the Buyer shall continue to participate in all Employee Benefit Plans on the same basis as if his employment had continued with the Seller, and, as an employee of Buyer, shall receive credit for all service previously performed for Seller, all contributions, deductibles, and out-of-pocket amounts paid while an employee of Seller, and all seniority, vacation, sickness and other paid time off credit earned while an employee of Seller. To the extent necessary to accomplish the foregoing, Buyer shall adopt, or become a participating employer in, each Employee Benefit Plan, and Buyer and Seller shall otherwise cooperate with each other.

(b) As between the parties, the Seller shall be solely responsible for all liabilities arising out of the employment of any Employee or Union Employee on or prior to the Closing Date, including all compensation earned, all benefits accrued under any Employee Benefit Plan (based, in the case of a health or welfare plan, upon the date on which any reimbursable cost was incurred by the participant), and all costs arising out of payments and benefits relating to the termination or alleged termination of the employment of any Employee or Union Employee on or prior to the Closing Date (including as a result of the consummation of the transactions contemplated hereby), including any amounts required to be paid, and the costs (including any payroll taxes) of providing benefits (including any medical or other welfare benefits, outplacement benefits, and accrued vacation), under any Employee Benefit Plan or severance, separation, redundancy, termination or similar plan, program or practice that impacts or affects bargaining agreements with a labor organization or a contract, agreement, individual employment contract, or under applicable law or regulation. Without limiting the foregoing, Buyer shall not be obligated to reimburse Seller for the payment of any severance pay or any other amounts which are paid to or on behalf of such Employees or Union Employees. To the extent that the Buyer is obligated to pay any compensation or benefit to any Employee or Union Employee for which the Seller is responsible pursuant to this Section 7.6(b), the Seller shall promptly reimburse the Buyer for such expense.

(c) As between the parties, the Buyer shall be solely responsible for all liabilities described in Section 7.6(b) arising out of the employment of any Employee or Union Employee after the Closing Date. To the extent that the Seller is obligated to pay any compensation or benefit to any Employee or Union Employee for which the Buyer is responsible pursuant to this Section 7.6(c), the Buyer shall promptly reimburse the Seller for such expense.

(d) The Seller shall retain responsibility for any valid claim under any federal, state or local employment law, including any claim for workers’ compensation benefits made by any Employee or Union Employee arising from a claim incurred on or before the Closing Date and any employment disputes, arbitration, litigation and charges relating to alleged employment actions incurred on or before the Closing Date.

(e) The Seller shall be responsible for satisfying “continuation coverage” requirements for all “group health plans” under Section 4980B of the Code, Part 6 of Title I of ERISA and comparable state law (“COBRA”) with respect to (i) each Employee or Union Employee who does not become employed by the Buyer (and any spouse, dependent or beneficiary of such Employee); and (ii) each Employee or Union Employee (and any spouse, dependent, or beneficiary of such Employee) with respect to qualifying events that occur prior to the Closing.

(f) Nothing contained herein shall be construed to require the Buyer to continue the employment of any Employee or Union Employee for any period of time following the Closing, or to restrict the ability of the Buyer to terminate the employment of any Employee or Union Employee, or to amend or terminate any Employee Benefit Plan, or otherwise to alter in any way the terms and conditions of employment of the Employees or Union Employees, after the Closing, to the maximum extent permitted by applicable law.

7.7 Further Assurances. Each party shall, on request, before, on and after the Closing Date, cooperate with each other by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably requested by any of the parties or their counsel to consummate or otherwise further implement or effectuate the transactions contemplated by this Agreement and the Related Agreements; provided, that no party shall be required to incur any additional liability or unreimbursed expenses in connection with any such request.

7.8 Revenue Allocation. Each of the parties hereby agrees to use commercially reasonable efforts to amend its current contractual arrangement with Ameren Energy Marketing Company (“AEM”) so that the revenues received by AEM from capacity, energy and/or ancillary services sales sourced solely from one or more of the transferred Energy Centers is allocated by AEM solely to the owner of such applicable Energy Center.

ARTICLE 8. Remedies for Breaches of this Agreement

8.1 Survival.

(a) The representations and warranties of Seller contained in Section 4.15(a) (Real Property Interests) and the last sentence of Section 4.14 (Ownership of Purchased Assets; Permitted Encumbrances), shall survive for three (3) years following the Closing Date, and the warranties of Seller in the Deeds shall survive forever after the Closing Date.

(b) All other representations and warranties of the parties shall survive for one year following the Closing Date.

8.2 Remedies of Buyer and Indemnification by Seller.

(a) In the event that Seller breaches any of its representations, warranties, covenants and agreements contained herein and, provided that Buyer makes a written claim for indemnification against Seller pursuant to Section 11.7 regarding a fact, event or circumstance occurring within the applicable survival period specified in Section 8.1, then Seller shall indemnify, defend, reimburse and hold harmless each Buyer Indemnified Party from and against Losses that a Buyer Indemnified Party shall suffer in connection with such breach; provided, however, that (i) Seller shall only have any obligation to indemnify, defend, reimburse and hold harmless any Buyer Indemnified Party from and against Losses arising from a breach of representations or warranties, to the extent the Buyer Indemnified Party has suffered Losses by reason of such breach in excess of the Threshold Amount (it being understood that subject to the following clause (ii), the full amount of such Losses, (including the Threshold Amount) shall be indemnifiable), and (ii) the maximum amount of all indemnification payments with respect to representations and warranties made by Seller under this Section 8.2(a) to any and all Buyer Indemnified Parties shall not exceed an amount equal to the Cap Amount.

(b) Notwithstanding any limitations contained in Section 8.2(a) to the contrary and without duplication, Seller shall indemnify, defend, reimburse and hold harmless the Buyer Indemnified Parties from and against any and all Losses due to (i) the Excluded Liabilities, (ii) breaches of covenants or agreements (other than representations and warranties), or (iii) matters constituting fraud or intentional misrepresentation, all without any application of the Threshold Amount or Cap Amount.

8.3 Indemnification by Buyer. In the event that Buyer breaches any of its representations, warranties, covenants and agreements contained herein and, provided that Seller makes a written claim for indemnification against Buyer pursuant to Section 11.7 regarding a fact, event or circumstance occurring within the applicable survival period specified in Section 8.1, then Buyer shall indemnify, defend, reimburse and hold harmless a Seller Indemnified Party from and against the entirety of any Losses suffered by a Seller Indemnified Party in connection with such breach; provided, however, that (i) Buyer shall only have any obligation to indemnify, defend, reimburse and hold harmless any Seller Indemnified Party from and against Losses arising from a breach of representations or warranties to the extent the Seller Indemnified Party has suffered Losses by reason of such breach in excess of the Threshold Amount (it being understood that subject to the following clause (ii), the full amount of such Losses (including the Threshold Amount) shall be indemnifiable), and (ii) the maximum amount of all indemnification payments with respect to representations and warranties made by Buyer under this Section 8.3 to any and all Seller Indemnified Parties shall not exceed an amount equal to the Cap Amount. Buyer will indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses due to (i) the Assumed Liabilities, (ii) breaches of covenants or agreements (other than representations and warranties), or (iii) matters constituting fraud or intentional misrepresentation, all without any application of the Threshold Amount or Cap Amount.

8.4 Procedure for Third-Party Claims. Promptly after receipt by a party (the “Indemnified Party”) of notice of a claim by a third party which may give rise to a claim for indemnification against the other party (the “Indemnifying Party”), the Indemnified Party shall notify the Indemnifying Party thereof in writing; provided, however, that the failure promptly to give such notice shall not affect any right to indemnification hereunder except to the extent that such failure has prejudiced the Indemnifying Party. The Indemnifying Party shall, within ten (10) days of receipt of such written notice, assume on behalf of the Indemnified Party and conduct with due diligence and in good faith the defense thereof with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (a) the Indemnified Party shall have the right to be represented therein by advisory counsel of its own selection and at its own expense and (b) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from, additional to or inconsistent with those available to the Indemnifying Party, the Indemnified Party shall have the right to select separate counsel reasonably acceptable to the Indemnifying Party to participate in the defense of such action on its own behalf at the expense of the Indemnifying Party (in lieu of any counsel required to be retained pursuant to the portion of this sentence preceding this proviso). If an Indemnifying Party fails to assume the defense of an indemnifiable claim, then the Indemnified Party may at the Indemnifying Party’s expense, and without prejudice to its right to indemnification, contest (or, with the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed), settle) such claim. The Indemnifying Party may not enter into a settlement with respect to any indemnifiable claim without the consent of the Indemnified Party unless such settlement is limited to a payment of money for which the Indemnified Party is fully indemnified by the Indemnifying Party. The parties will cooperate fully with one another in connection with the defense, negotiation or settlement of any indemnifiable claim.

8.5 Waiver of Closing Conditions. The parties acknowledge and agree that if any party hereto has Knowledge of a material failure of any condition set forth in Article 6 or of a material breach by any other party of any covenant or agreement contained in this Agreement, and such party proceeds with the Closing, such party shall be deemed to have waived such condition or breach (but then only to the extent of such party’s Knowledge at Closing) and such party and its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to this Article 8, to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any Related Agreement.

8.6 Materiality, Mitigation, Etc; Indemnification Payments as Adjustments to the Purchase Price.

(a) Notwithstanding anything herein to the contrary, after the occurrence of a breach of any representations and warranties contained herein or in the Related Agreements, any standard, threshold or reference to “material,” “Material Adverse Effect” or other materiality qualifiers shall be disregarded for purposes of determining the Losses of an Indemnified Party under Article 8.

(b) An Indemnified Party shall use commercially reasonable efforts to mitigate all losses, damages and the like relating to a claim under this Article 8, including availing itself of any defenses, limitations, rights of contribution, claims against third parties and other rights at law or in equity. The Indemnified Party’s commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Loss or expenses for which indemnification would otherwise be due.

(c) An Indemnifying Party shall, upon the making of any indemnification payment, be subrogated in full to the rights of the Indemnified Party with respect to the losses, damages and the like to which such indemnification relates to the extent of any indemnification payment.

(d) All indemnification payments under this Article 8 shall be deemed adjustments to the Purchase Price.

8.7 Exclusive Remedy. The parties acknowledge and agree that, should the Closing occur, the foregoing remedy and indemnification provisions of this Article 8 together with and the provisions of the Deeds shall be the sole and exclusive remedy of the parties with respect to the transactions contemplated by this Agreement (other than Sections 7.6 and 7.7), except in the event of fraud. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it has against the other party arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article 8).

ARTICLE 9. Tax Matters

9.1 Preparation of Tax Returns.

(a) Seller shall timely prepare and file, or shall cause to be timely prepared and filed, with the appropriate Taxing authorities, all Non-Income Tax Returns that are required to be filed with respect to the Purchased Assets for any Pre-Closing Tax Period and all Non-Income Taxes required to be paid prior to the Closing Date (determined without regard to extensions) and shall timely pay all such Non-Income Taxes.

(b) Buyer shall timely prepare and file, or shall cause to be timely prepared and filed, with the appropriate Taxing authorities, all Non-Income Tax Returns with respect to the Purchased Assets for any Post-Closing Tax Periods, all Non-Income Taxes required to be paid subsequent to the Closing Date (determined without regard to extensions, but not including any Non-Income Taxes that relate to Non-Income Tax Returns that are required to be filed with respect to the Purchased Assets for any Pre-Closing Tax Period) and all Non-Income Taxes due with respect to the Straddle Period and shall timely pay all such Non-Income Taxes. Buyer shall provide Seller with a draft of Tax Returns related to the Straddle Period 30 days prior to the due date of such Tax Returns, including extensions.

(c) Any regular periodic Tax charges paid by Seller or Buyer with respect to any of the Purchased Assets, including amounts payable with respect to all real property, personal property and similar Taxes relating to the Purchased Assets which relate to periods both before and after the Closing Date, shall be prorated and adjusted between Seller and Buyer, with Buyer reimbursing Seller (on the Closing Date or within ten (10) business days of the receipt of an invoice from Seller) for that portion of such Tax charges paid by Seller that relate to the period commencing on the day following the Closing Date and with Seller reimbursing Buyer (within ten (10) business days of the receipt of an invoice from Buyer) for that portion of such Tax charges paid by Buyer that relate to the period ending on the Closing Date. For purposes of determining the amount of any regular periodic Tax charges that is attributable to the portion of the period ending on the Closing Date and to the portion of the period commencing on the day following the Closing Date, such amount shall be determined by multiplying the amount of such regular periodic charges for the entire Taxable period by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date or the number of days commencing with the day following the Closing Date, as the case may be, and the denominator of which is the number of days in the taxable period. In the case of any Tax based upon or related to income or receipts, such amount shall be equal to the amount that would be payable if the relevant tax period ended on the Closing Date.

9.2 Sales and Transfer Taxes. Transfer Taxes in connection with the transfer of the Purchased Assets or otherwise in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements shall be paid by Buyer.

9.3 FIRPTA Certificate. Seller shall deliver to Buyer at the Closing a certificate, in form and substance reasonably satisfactory to Buyer, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

9.4 Purchase Price Allocation.

(a) Buyer shall present a draft (the “Proposed Allocation”) of the Purchase Price allocation (the “Allocation”), prepared in accordance with the provisions of Section 1060 of the Code, to Seller for review within one hundred eighty (180) days after the Closing Date. Seller shall assist Buyer in the preparation of the Proposed Allocation and Buyer shall provide Seller and its respective employees, agents and representatives access at all reasonable times to the personnel, properties, books and records of Seller for such purpose. Except as provided in Section 9.4(b), at the close of business on such date that is thirty (30) days after delivery of the Proposed Allocation, the Proposed Allocation shall become binding upon Buyer and Seller, and shall be the Allocation.

(b) Seller shall raise any objection to the Proposed Allocation in writing within 30 days of the delivery of the Proposed Allocation. If Seller raises any such objection, Buyer shall negotiate in good faith to resolve any disputes with respect to the Proposed Allocation. If Buyer and Seller cannot resolve any such disputes, they will enter into binding arbitration with respect to the disputed items with an arbiter agreed to by the parties. The costs of such arbiter shall be borne equally by the Seller, on the one hand, and Buyer, on the other.

(c) Seller and Buyer agree, for all Tax purposes, to allocate any adjustment to the Purchase Price to the item or items to which it is principally attributable.

ARTICLE 10. Termination

10.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

(a) by the mutual agreement of Buyer and Seller in writing;

(b) by written notice from Buyer to Seller, or from Seller to Buyer, as applicable, if at any time (i) the other party fails to perform any material obligation hereunder in a timely manner and fails to cure the same promptly after written notice thereof, or (ii) any representation or warranty of the other party hereunder proves to be false in any material respect (or with respect to any representation or warranty with a materially standard, in all respects) and is not promptly cured after written notice thereof, except to the extent that any such representation or warranty is made as of a specified date, in which case, such representation or warranty shall have been true and correct in all material respects as of such date unless the circumstances that made any such representation or warranty false or misleading at the time shall no longer be continuing; and

(c) by written notice from either party hereto to the other party hereto if the Closing contemplated hereunder has not taken place on or before                     , as such date may be extended by either party hereto for up to ninety (90) additional days to the extent required by such party to obtain Seller Governmental Consents or Buyer Governmental Consents, as the case may be; provided, however, that a party hereto may not terminate this Agreement if the Closing fails to occur because conditions to Closing within the control of such party have not been satisfied; and

10.2 Effect of Termination. In the event that this Agreement is terminated pursuant to this Article 10, then no party hereto shall have any further liability or obligation to any other party hereunder, except to the extent resulting from a party’s breach of its obligations hereunder provided, that the following provisions shall survive termination: (a) Article 8, (b) this Section 10.2, and (c) Article 11.

ARTICLE 11. Miscellaneous

11.1 Transaction Costs. Except as otherwise expressly provided herein, Buyer, on the one hand, and Seller, on the other, shall pay all of its own costs and expenses (including attorneys’ fees and other legal costs and expenses and accountants’ fees and other accounting costs and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.2 Entire Agreement. This Agreement and the Put Option Agreement represent the entire understanding and agreement among the parties with respect to the subject matter hereof and supersedes all other negotiations, understandings and representations (if any) made by and among such parties.

11.3 Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by each of the parties hereto.

11.4 Assignments. No party hereto shall assign its rights and/or obligations hereunder without the prior written consent of each other party to this Agreement.

11.5 Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

11.6 Headings. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

11.7 Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) (a) hand delivered by messenger or courier service, (b) delivered by express courier service (e.g., FedEx), (c) telefaxed or (d) mailed by registered or certified mail (postage prepaid), return receipt requested, addressed as follows:

To Buyer:

Attn: Steven R. Sullivan
AmerenEnergy Resources Generating Company
1500 Eastport Plaza Drive
Collinsville, IL 62234

To Seller:

Attn: Christopher A. Iselin
Ameren Energy Generating Company
1500 Eastport Plaza Drive
Collinsville, IL 62234

or to such other address as any party may designate by notice complying with the terms of this Section 11.7. Each such notice shall be deemed delivered (i) on the date actually delivered if by messenger or courier service or express courier service; (ii) on the date of confirmed answer-back if by telefax so long as a duplicate copy is sent immediately by methods (a), (b), or (d) above; and (iii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

11.8 Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

11.9 Waivers. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver or any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution or delivery by telefax, email or other electronic means of a signature page shall be binding upon any party so confirming or delivering.

11.11 Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois other than any thereof that would require or permit the application of the laws of any other jurisdiction.

11.12 No Consequential Damages. Notwithstanding anything to the contrary herein, but except for penalties, fines, fees, taxes, court costs and reasonable attorneys’ fees and expenses included within Losses indemnified under Article 8 no party to this Agreement shall be liable to another party for special, punitive, indirect, incidental or consequential loss or damage of any nature, including loss of use or loss of profit or revenue, and each party hereby releases each other party, its Affiliates and their respective directors, officers, employees, successors, assigns, agents and contractors from any such liability.

11.13 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person except the parties hereto and their Affiliates any rights or remedies hereunder or shall create any third party beneficiary rights in any person, including, with respect to continued or resumed employment, any employee or former employee of the Seller (including any beneficiary or dependent thereof). No provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

11.14 Time of Essence. Time is of the essence with respect to the performance of any obligation under this Agreement.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused their duly authorized representatives to execute and deliver this Agreement as of the date first set forth above.

AMERENENERGY RESOURCES GENERATING COMPANY

By:
Name:
Title:

AMEREN ENERGY GENERATING COMPANY

By:
Name:
Title:

EXHIBIT B

GUARANTY

This Guaranty is made by Ameren Corporation, a Missouri corporation, (the “Guarantor”), in favor of Ameren Energy Generating Company (“GENCO”).

WHEREAS, GENCO has entered into a Put Option Agreement dated March 28, 2012 (the “Put Agreement”), and may enter into an Asset Purchase Agreement (“Purchase Agreement”) at a future date as provided in the Put Agreement with Guarantor’s indirect subsidiary, AmerenEnergy Resources Generating Company, an Illinois corporation, (“AERG”) (hereinafter the Put Agreement and Purchase Agreement are individually and collectively referred to as “Agreements”);

WHEREAS, as a condition of such Agreements, Guarantor is entering into this Guaranty; and

WHEREAS, Guarantor, as the indirect parent corporation of AERG and by virtue of its interest in and relationship with AERG, deems it to be in Guarantor’s best interest, based on sound business judgment, in that valuable benefits will be derived by Guarantor by virtue of the Agreements, to execute and deliver this Guaranty to GENCO.

NOW, THEREFORE, in order to satisfy the aforesaid condition of the Agreements, and further, in order for Guarantor to obtain the benefits resulting from GENCO’s performance pursuant to the Agreements, Guarantor desires to enter into this Guaranty and hereby agrees as follows:

1.	Guaranty. Guarantor hereby guarantees, subject to the limitations set forth in paragraphs 4 and 9 below, the prompt payment when due of all sums hereafter owed by AERG to GENCO under the terms of the Agreements (such obligations are herein referred to as the “Agreement Obligations”).

2.	Amendments. No amendment of this Guaranty shall be effective unless signed by Guarantor and GENCO. No waiver by GENCO of any provision of this Guaranty nor consent to any departure by Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by GENCO, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

3.	Addresses for Notices. All notices and other communications provided for hereunder shall, unless otherwise specifically provided elsewhere herein, (i) be in writing and shall be addressed to the parties at their respective addresses set forth below or at such other addresses as shall be designated in a written notice to the other party, and (ii) when mailed, be effective five (5) business days after being deposited in the U.S. mail, registered or certified, return receipt requested, postage prepaid, or, in the case of personal delivery, when delivered at the following addresses:

if to the Guarantor:	Ameren Corporation Attn: Treasurer 1901 Chouteau Ave., MC 1030 St. Louis, MO 63103

if to AERG:	AmerenEnergy Resources Generating Company c/o Ameren Services Company Attn: Director of Credit 1901 Chouteau Ave., MC 960 St. Louis, MO 63103

if to GENCO:	Ameren Energy Generating Company c/o Ameren Services Company Attn: Director of Credit 1901 Chouteau Ave., MC 960 St. Louis, MO 63103

4.	Non-waiver of Claim or Defense Under the Agreement. Nothing contained herein shall constitute a waiver, discharge or release of any claim or defense, whether it or they be at law, equity or otherwise, that the Guarantor or AERG has, or at any other time hereafter, will have against GENCO with respect to, or relating in any way, to (i) GENCO’s performance under the Agreements or (ii) Guarantor’s or AERG’s obligation to pay the Agreement Obligations. In the event and for the duration that Guarantor assumes the Agreement Obligations, Guarantor shall be entitled to and enjoy all the rights, defenses and benefits to which AERG is entitled or may become entitled under the Agreements.

5.	Release of Guarantor. Upon the satisfaction by the Guarantor or AERG of all Agreement Obligations for the benefit of GENCO, Guarantor shall be released from any and all future claims and rights of GENCO against AERG with the exception of any payment rescinded and returned by GENCO relative to a proceeding set forth in paragraph 7 (a) below.

6.	Subrogation. Guarantor shall be subrogated to all rights of GENCO against AERG upon payment or satisfaction of all Agreement Obligations owing to GENCO.

7.	Effect of Certain Events. Guarantor agrees that Guarantor’s liability hereunder will not be released, reduced or impaired by the occurrence of any one or more of the following events:

(a)	the insolvency, bankruptcy, reorganization, release, receivership or discharge of AERG; or

(b)	the renewal, consolidation, extension, modification or amendment from time to time of the Agreements.

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8.	Waiver. Guarantor hereby waives notice of acceptance of this Guaranty, creation or change of the amount of the Agreement Obligations, dishonor, nonpayment, protest and presentment.

9.	Term. This Guaranty shall remain in full force and effect until the Agreements are terminated and no Agreement Obligations of AERG remain.

10.	Successors and Assigns. This Guaranty shall inure to the benefit of GENCO, its successors and assigns. The Guarantor may assign its obligations under this Guaranty only with the prior written consent of GENCO.

11.	Governing Law and Jurisdiction. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS GUARANTY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK UNLESS OTHERWISE PROVIDED HEREIN. The state courts located in St. Louis County, Missouri or the U.S. District Court, Eastern District of Missouri, Eastern Division, shall be the exclusive jurisdiction for any lawsuit arising under this Guaranty. If these courts refuse to accept jurisdiction unless the law governing this Guaranty is the State of Missouri, the governing law will be of that state and not the State of New York.

12.	Headings. The headings used herein are for purposes of convenience only and shall not be used in construing the provisions hereof.

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer effective as of this 28th day of March, 2012.

GUARANTOR

AMEREN CORPORATION

By:
Name:
Title:

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